UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WashINgton, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 16, 2022

STARGUIDE GROUP, INC.
(Exact name of registrant as specified in its charter)

Nevada	333-237681	61-1817627
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identifica-tion No.)

300 E 2nd St

Ste 1510PMB 5010

Reno, NV 89501

  (Address of Principal Executive Offices)

(702) 664-0097

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.01 Changes in Control of Registrant.

Effective May 16, 2022, Vicky Sharma, the previous majority shareholder of the Company, entered into a stock purchase agreement for the sale of 2,000,000 shares of Common Stock of the Company to Northeast International Holdings Limited.

As a result of the acquisition, Northeast International Holdings Limited holds approximately 68% of the issued and outstanding shares of Common Stock of the Company, and as such it is able to unilaterally control the election of our board of directors, all matters upon which shareholder approval is required and, ultimately, the direction of our Company.

Also effective May 16, 2022, the previous sole officer and director of the company, Vicky Sharma, resigned his positions with the Company. Upon such resignations, Lu Mei Xian was appointed as Chief Executive Officer, Treasurer and Secretary, and sole Director of the Company.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

The disclosures set forth in Item 5.01 above are incorporated by reference into this Item 5.02(a).

The business background descriptions of the newly appointed officer and director is as follows:

Miss Lu Mei Xian has an extensive background in finance and corporate management, and previously served as the Financial Controller of Qingdao Liyongfa Logistics Co. Ltd. from March 2011 to 2020. Prior to this appointment, Miss Lu served as financial operations manager in Hongquan Unitop Logistics Co.

Item 8.01 Other Events.

Change in Address of Company

On May 16, 2022, the Company’s location and the location of the Company’s books and records has changed from 275 Jatwada, Dasna Gate near Old Bus Stand, Ghaziabad, Uttar Pradesh, India 201002, to 300 E 2nd St., Ste 1510 PMB 5010, Reno, NV 89501.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STARGUIDE GROUP, INC.

Date: May 24, 2022	By:	/s/ Lu Mei Xian
Name: Lu Mei Xian
Title: President

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